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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   3  )*
                                           -----


                      National Environmental Service Co.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  635838-10-5
                   -----------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 3 Pages

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-----------------------                                  ---------------------
  CUSIP NO. 635838-10-5                 13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Albert A. McCutchan

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Citizen of the United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,008,535 at 12/31/97 (includes shares owned by
                                                 spouse)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,008,535 at 12/31/97 (includes shares owned by
                                                 spouse)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,008,535

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      27.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------



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-----------------------                                  ---------------------
  CUSIP NO. 006743-10-8                 13G                PAGE 3 OF 4 PAGES
-----------------------                                  ---------------------

Fee enclosed [_] or Amendment No. 3

Item 1(a) Name of Issuer:
          National Environmental Service Co.

Item 1(b) Address of Issuer's Principal Executive Offices:
          12331 E. 60th Street
          Tulsa, OK 74146

Item 2(a) Name of Person(s) Filing:
          Albert A. McCutchan


Item 2(b) Address of Principal Business Office:
          12331 E. 60th Street
          Tulsa, OK 74146

Item 2(c) Citizenship:   Citizen of the United States of America

Item 2(d) Title of Class of Securities:  Common Stock

Item 2(e) CUSIP Number:  635838-10-5

Item 3    The person(s) filing is(are):

Item 4    Ownership

          (a) Amount Beneficially Owned:
              2,008,535 (includes shares owned by spouse)

          (b) Percent of Class:  27.7% @ 12/31/97

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote
                   2,008,535

              ii)  shared power to vote or to direct the vote
                   -0-

              iii) sole power to dispose or to direct the disposition of
                   2,008,535

              iv) shared power to dispose or to direct the disposition of None - beneficial ownership disclaimed pursuant to Rule 13d-4

Item 5    Ownership of 5% or Less of a Class:  N/A

Item 6    Ownership of More than 5% on Behalf of Another Person:  N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8    Identification and Classification of Members of the Group:  N/A


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-----------------------                                  ---------------------
  CUSIP NO. 006743-10-8                 13G                PAGE 4 OF 4 PAGES
-----------------------                                  ---------------------

Item 9    Notice of Dissolution of the Group:  N/A

Item 10   Certification:  N/A

Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 30, 1998


                                                /s/ Albert A. McCutchan
                                                --------------------------------
                                                Albert A. McCutchan